Exhibit 10.1a

Under the 2003 Officers Variable Incentive Plan, the Chief Executive Officer, with the approval of the Human Resources Committee of the Pinnacle West Board of Directors, annually designates the officers who will participate in the program, establishes their participation level, and establishes certain financial and operational goals. The impact, if any, of each officer's performance on his or her variable pay award is determined by the Chief Executive Officer, with the approval by the Human Resources Committee. However, the calculation and the amount of payment, if any, under this Plan are in the sole discretion of the Human Resources Committee of the Board of Directors. Accordingly, achievement of financial and operational goals is just one method that may be utilized to measure performance.